August 6, 2012

Ms. Heather Gervais
Epocrates, Inc.
200 Princeton South Corporate Center, Suite 340
Ewing, New Jersey 08628

Re: Terms of Employment

Dear Heather:

On behalf of Epocrates, Inc. (“Epocrates” or the “Company”), I am pleased to set forth the terms of your continued employment as SVP, Commercial Operations. The terms and conditions of your position and employment relationship with the Company are as set forth below:

1.	Position and Work Schedule.

a.You will continue to serve as SVP, Commercial Operations for the Company. You will report directly to the Chief Executive Officer and work out of the Company’s Ewing, NJ office. This is a full-time position.

b.You agree to the best of your ability and experience that you will at all times conscientiously perform all of the duties and obligations required of you to the satisfaction of the Company. During the term of your employment, you further agree that you will devote your full business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, or engage in self-employment, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

c.Of course, the Company may change your position, duties, reporting relationship and office location from time to time in its discretion.

2.Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary proof of your identity and eligibility for employment in the United States. Your continued service as an employee of the Company is contingent upon such satisfactory proof.

3.	Compensation.

a.    Base Salary. Your initial base salary will be payable in semi monthly installments of $10,000.00 pursuant to the Company’s regular payroll policy, which equates to an annual base salary of $240,000. Your base salary may be reviewed annually as part of the Company’s normal salary review process. Any changes to your base salary are at the Company’s sole discretion.

b.    Bonus Compensation. You will be eligible to participate in the 2012 Executive Bonus Plan (the “Bonus Plan”), pursuant to the terms and conditions of the Bonus Plan. Your target bonus under the Bonus Plan will be 40% of your 2012 base salary paid by the Company, and the actual bonus paid will be based upon the Company’s performance (as determined by the

Company) against the Bonus Plan. No bonus is considered earned under the Bonus Plan until the time that such bonus is scheduled to be paid as provided under the Bonus Plan. Thus, in the event that your employment has been terminated (either by the Company or by you), you will not be entitled to any bonus which has not been scheduled to be paid prior to the termination date. Whether a bonus has been earned under the Bonus Plan, and the amount of any bonus earned, will be determined by the Company and approved by the Company’s Board of Directors (the “Board”) within its sole discretion. Any bonus earned will be paid as soon as practicable following the approval of the Bonus Plan payouts by the Board, as provided under the Bonus Plan.

4.    Benefits. Subject to the terms, conditions and limitations of the benefit plans, you are eligible to participate in the Company’s standard employee benefits currently consisting of short/long term disability, medical, dental, and vision insurance benefits. Employees do not accrue vacation, sick leave, or other paid time off, and there is no set guideline on how much time off employees will be permitted to take. Instead, under the terms of the Company’s paid time off policy for regular employees, you will be permitted to take a reasonable amount of time off with pay, as permitted by your duties and responsibilities, and as approved in advance by your manager. Further details about benefits are available for your review. Epocrates may modify compensation and benefits from time to time at its discretion.

5.    Employee 401(k) Plan. You are eligible to participate in Epocrates’ 401(K) plan. Employees who choose to participate will have pre-tax dollars deposited into their 401(K) account and the money will be directed to specified investment options. Epocrates does not match funds or make contributions.

6.    Confidential Information and Invention Assignment Agreement. You previously delivered to an officer of the Company the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your reference. You are required to abide by the Confidentiality Agreement as a condition of your employment. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets or any information protected by privilege, of any former employer, client, or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises, or load onto the Company’s systems, any unpublished documents, information or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company and further represent and warrant that your employment by the Company does not and will not breach any agreement you have with any former employer or client, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by you prior to your employment by the Company.

7.    Company Policies. As a condition of your continued employment, you are expected to abide by the Company’s policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.

8.    At-Will Employment. Your employment with the Company is on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company.

9.    Severance Benefits Not In Connection With A Change of Control. If, at any time other than during the twelve (12) months following the consummation of a Change of Control (as defined herein), (A) the Company or any successor entity terminates your employment without Cause (as defined herein) and other than due to your death or disability, (B) such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), and (C) on or within thirty (30) days after the termination date, you sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company (the “Release”) and you do not subsequently revoke the Release, then you will receive the following as your sole severance benefits (the “Severance Benefits”): (i) severance pay equal to six (6) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates beginning with the first payroll date following the thirtieth day after the termination date (provided that the Release has become effective by such payroll date, and the initial severance payment will be a “catch-up” payment that provides the full amount of severance pay that you would have received if the severance payments had begun as of the first payroll date following the termination date); and (ii) provided that you timely elect continued group health insurance coverage through federal COBRA law or comparable state law (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for six (6) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first (provided that you remain eligible for COBRA coverage). Notwithstanding the preceding sentence, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA payment benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group medical insurance coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the sixth calendar month following the Separation from Service date. You are required to provide prompt written notice to the Company of other employment you obtain during the six-month period following the termination date, including notice of whether you are eligible for group medical insurance coverage through your new employer.

For purposes of this letter agreement, “Cause” means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony (not involving the operation of a motor vehicle), or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company, provided that this subsection (iii) shall not apply to any activity done in a good faith belief by you that the action taken or omission was in the best interest of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company, including, without limitation, the duty of loyalty which causes demonstrable injury to the Company; (v) material breach of the Confidentiality Agreement; or (vi) repeated failure, in the reasonable judgment of the Company, to substantially perform your assigned duties or responsibilities after written notice from the Company describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable of cure.

10.    Change of Control Severance Benefits. In the event that: (A) the Company consummates a change of control transaction, whereby fifty percent (50%) or more of the voting stock of the Company changes ownership pursuant to such transaction (a “Change of Control”); and (B) within twelve (12) months after the consummation of a Change of Control, your employment with the Company is (a) either terminated by the Company or successor entity without Cause and other than due to your death or disability, or terminated by you for Good Reason (as defined in and in accordance with the paragraph below), and (b) such termination constitutes a Separation from Service; and (C) if, on or within thirty (30) days after the termination date, you sign, date, and deliver to the Company the Release and you do not subsequently revoke the Release; then you will receive the following as your sole severance benefits (the “Change of Control Severance Benefits”): (i) severance pay equal to nine (9) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates beginning with the first payroll date following the thirtieth day after the termination date (provided that the Release has become effective by such payroll date, and the initial severance payment will be a “catch-up” payment that provides the full amount of severance pay that you would have received if the severance payments had begun as of the first payroll date following the termination date); (ii) provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for nine (9) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first (provided that you remain eligible for COBRA coverage); and (iii) any unvested shares subject to any option grants held by you as of the employment termination date will become vested, effective as of the employment termination date. Notwithstanding the preceding sentence, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA payment benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group medical insurance coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the ninth calendar month following the Separation from Service date. You are required to provide prompt written notice to the Company of other employment you obtain during the nine-month period following the termination date, including notice of whether you are eligible for group medical insurance coverage through your new employer.

For purposes of this Section 10, “Good Reason” shall mean one or more of the following conditions that arose upon or following the consummation of the Change of Control without your written consent: (i) a relocation of your assigned office which results in an increase in your one-way commuting distance by more than thirty-five (35) miles; (ii) a material decrease in your base salary (except for salary decreases generally applicable to the Company’s other executive employees); or (iii) a material reduction in the scope of your duties or responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control. Notwithstanding the foregoing, you shall not be deemed to have terminated your employment for “Good Reason” unless (i) such termination occurs within ninety (90) days following the initial existence of one or more of the conditions that constitute Good Reason (as defined herein), (ii) you provide written notice to the Company (or any successor entity) of the existence of the Good Reason condition within thirty (30) days following the initial existence of the condition, and (iii) the Company (or its successor entity) fails to cure such condition within a period of thirty (30) days following such written notice.

11.    Parachute Payments. In the event that the benefits provided for in this letter agreement or otherwise payable to you (“Payment”) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by you, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the “Accountants”). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and you. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11. To the extent that any elimination in or reduction of payments or benefits is made under this Section 11, the order in which payments and benefits shall be reduced shall be made by the Accountants in a manner that shall provide you with the greatest economic benefit, but if more than one manner of reduction of payments and benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit to you, then the payments and benefits shall be reduced pro rata.

12.    Deferred Compensation. Severance payments made pursuant to Section 9 or Section 10, to the extent of payments made from the date of your termination through March 15 of the calendar year following your termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service. Notwithstanding anything to the contrary set forth herein, if any payments and benefits provided under this Agreement constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) (i) such payments and benefits shall not commence in connection with your termination of employment unless and until you also have incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the adverse personal tax consequences under Section 409A, and (ii) the Release required by Sections 9 and 10 above shall be considered effective only as of the latest permitted effective date for such Release if such Release could become effective in the calendar year following the calendar year in which your employment termination occurs.

13.    Complete Agreement. This letter, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Other than those changes expressly reserved to the Company’s discretion in this letter, this letter agreement cannot be changed except in a written agreement signed by you and a duly authorized officer of the Company.

Very truly yours,
Epocrates, Inc.
/s/ Matthew A. Kaminer

Matthew A. Kaminer
General Counsel and Secretary

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ Heather Gervais
Heather Gervais

August 6, 2012
Date

Enclosure:	Confidentiality Agreement

cc: Jay Getto, Senior Director, Human Resources